ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 8, 2010. Shareholders voted to elect three Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                                For 		 Withheld
Eric Oddleifson		        20,854,559	 1,507,346
Oleg M. Pohotsky 		20,740,420 	 1,621,485
William S. Reardon 		20,772,605 	 1,589,300

The nominees were elected to serve until 2013 Annual Meeting. Trustees serving until the 2011 Annual Meeting are Rakesh K. Jain, Ph.D. and
Lucinda H. Stebbins, CPA. Trustees serving until the 2012 Annual Meeting are Lawarence S. Levin, Daniel R. Omstead, Ph.D. and Uwe E.Reinhardt, Ph.D.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2010 by the following votes:

For 		Against 		Abstain
21,214,506 	966,711 		180,688